As filed with the Securities and Exchange Commission on February 21, 2023

Registration No. 333-186849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration

Statement No. 333-186849

UNDER THE

SECURITIES ACT OF 1933

Koninklijke Philips N.V.

(Exact Name of Registrant as Specified in Its Charter)

Royal Philips

(Registrant’s Name for Use in English)

The Netherlands

(State or Other Jurisdiction of Incorporation or Organization)

None

(I.R.S. Employer Identification Number)

Philips Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands

(Address of Principal Executive Offices)

Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan (2013)

Global Royal Philips Electronics Long-Term Incentive Plan applicable to executives and key employees (excluding the Board of Management and Executive Committee) (2013)

Global Royal Philips Electronics Long-Term Incentive Plan applicable to the members of the Board of Management of Koninklijke Philips Electronics N.V. (2013)

Global Royal Philips Electronics Long-Term Incentive Plan applicable to the members of the

Executive Committee (excluding the Board of Management) of Koninklijke Philips Electronics N.V. (2013)

Philips North America Nonqualified Stock Purchase Plan (2017)

Global Philips Performance Share Plan applicable to non-executives (excluding Executive

Committee) of Koninklijke Philips N.V. (2018)

Global Philips Performance Share Plan applicable to the Board of Management) of Koninklijke

Philips N.V. (2018)

Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of

Management) of Koninklijke Philips N.V. (2018)

Global Philips Restricted Share Rights Plan applicable to non-executives) (excluding Executive

Committee) of Koninklijke Philips N.V. (2018)

Global Philips Restricted Share Rights Plan applicable to the Executive Committee (excluding

Board of Management) of Koninklijke Philips N.V. (2018)

Global Philips Performance Share Plan applicable to non-executives (excluding Executive

Committee) of Koninklijke Philips N.V. (2020)

Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke

Philips N.V. (2020)

Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of

Management) of Koninklijke Philips N.V. (2020)

Philips North America Nonqualified Stock Purchase Plan (2022)

Global Philips Stock Option Plan for eligible (non-)executives (2023)

(Full Title of the Plan)

Ling Liu

3000 Minuteman Road

MS 4104

Andover, MA 01810

United States

(978) 659 3000

(Name, Address and Telephone Number of Agent for Service)

Please Send Copies of Communications to:

Evan Simpson

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

+44 (0)20 7959-8426

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On February 25, 2013, Koninklijke Philips Electronics N.V. (now named Koninklijke Philips N.V.) filed the Registration Statement on Form S-8 (File No. 333-186849) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 10,000,000 common shares, par value 0.20 euro per share, under the Koninklijke Philips N.V. Nonqualified Stock Purchase Plan (incorporated therein by reference to Exhibit 4.1 of Koninklijke Philips N.V’s registration statement on Form S-8 (File No. 333-165017), filed with the Commission on February 22, 2010) (the “2013 ESPP”), together with an indeterminate amount of interests to be offered or sold thereunder, and 87,500,000 common shares, par value 0.20 euro per share, under:

•	the Global Royal Philips Electronics Long-Term Incentive Plan applicable to executives and key employees (excluding the Board of Management and Executive Committee) (the “2013 NE PS LTIP”);

•	the Global Royal Philips Electronics Long-Term Incentive Plan applicable to the members of the Board of Management of Koninklijke Philips Electronics N.V. (the “2013 BM PS LTIP”); and

•

the Global Royal Philips Electronics Long-Term Incentive Plan applicable to the members of the Executive Committee (excluding the Board of Management) of Koninklijke Philips Electronics N.V (the “2013 EC PS LTIP”, and collectively with the 2013 NE PS LTIP and the 2013 BM PS LTIP, the “2013 LTIPs”).

On February 27, 2019, the registrant filed Post-Effective Amendment No. 1 to the Registration Statement to reflect the adoption of:

•	the amended and restated Philips North America Nonqualified Stock Purchase Plan (the “2017 ESPP”);

•	the Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) (the “2018 NE PS LTIP”);

•	the Global Philips Performance Share Plan applicable to the Board of Management (the “2018 BM PS LTIP”);

•

the Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) (the “2018 EC PS LTIP”, together with the 2018 NE PS LTIP and the 2018 BM PS LTIP, the “2018 Replaced LTIPs”);

•	the Global Philips Restricted Share Rights Plan applicable to non-executives (excluding Executive Committee) (the “2018 NE PRS LTIP”); and

•

the Global Philips Restricted Share Rights Plan applicable to the Executive Committee (excluding Board of Management) (the “2018 EC PRS LTIP”, and together with the 2018 NE PRS LTIP, the “2018 Continuing LTIPs”, and the 2018 Continuing LTIPs together with the 2018 Replaced LTIPs, the “2018 LTIPs”).

On February 23, 2021, the registrant filed Post-Effective Amendment No. 2 to the Registration Statement to reflect the adoption of:

•	the Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) (the “2020 NE PS LTIP”);

•	the Global Philips Performance Share Plan applicable to the Board of Management (the “2020 BM PS LTIP”); and

•

the Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) (the “2020 EC PS LTIP”, and together with the 2020 NE PS LTIP and the 2020 BM PS LTIP, the “2020 LTIPs”).

After giving effect to Post-Effective Amendment No. 1 to the Registration Statement, an aggregate of up to 5,380,110 common shares had been registered for offering pursuant to the 2017 ESPP and an aggregate of up to 58,946,895 common shares had been registered for offering pursuant to the 2018 LTIPs.

After giving effect to Post-Effective Amendment No. 2 to the Registration Statement, an aggregate of up to 2,287,003 common shares had been registered for offering pursuant to the 2017 ESPP and an aggregate of up to 45,149,805 common shares had been registered for offering pursuant to the 2018 Continuing LTIPs and the 2020 LTIPs.

The registrant is filing this Post-Effective Amendment No. 3 to the Registration Statement to reflect the adoption of (i) the amended and restated Philips North America Nonqualified Stock Purchase Plan (the “2022 ESPP”) to replace the 2017 ESPP; and (ii) the Global Philips Stock Option Plan for eligible (non-)executives (the “2023 GSOP”), pursuant to which options to purchase common shares may be awarded. No additional securities are being registered hereby. The 2022 ESPP is attached hereto as Exhibit No. 4.6 to the Registration Statement, and the 2023 GSOP is attached hereto as Exhibit 4.7 to the Registration Statement.

The registrant is also filing this Post-Effective Amendment No. 3 to the Registration Statement to reflect the deregistration of the 2017 ESPP and all plan interests thereunder. No further awards will be granted under the 2017 ESPP. No plan interests are required to be registered under the 2022 ESPP.

The total number of common shares that have been or that may be registered for offering pursuant to the 2018 Continuing LTIPs, the 2020 LTIPs, the 2022 ESPP, and the 2023 GSOP, together with the common shares that have been registered for offering pursuant to the 2013 LTIPs, the 2013 ESPP, the 2017 ESPP, and the 2018 Replaced LTIPs, collectively will not exceed the aggregate 97,500,000 common shares originally registered for offering under the 2013 LTIPs and the 2013 ESPP.

After giving effect to Post-Effective Amendment No. 3 to the Registration Statement and after taking into account the shares that have been purchased under the 2017 ESPP and the shares that have been or may be delivered by the registrant pursuant to awards granted under the 2018 LTIPs and 2020 LTIPs that have vested or may vest, an aggregate of up to 39,195,851 common shares have been registered for offering pursuant to the 2018 Continuing LTIPs, the 2020 LTIPs, the 2022 ESPP, and the 2023 GSOP following the date hereof.

This Post-Effective Amendment No. 3 to the Registration Statement shall become effective upon filing with the Commission pursuant to Rule 464 under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the initial filing of the Registration Statement, the registrant paid the requisite registration fees of $390,060 to register the aggregate 97,500,000 common shares. In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due with respect to this Post-Effective Amendment No. 3 to the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This registration statement on Form S-8 registers common shares, par value 0.20 euro per share of Koninklijke Philips N.V., which may be offered in connection with the plans set forth on the facing page of this registration statement.

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plans covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and subsequent information that we file with the Commission will automatically update and supersede this information. Information set forth in this registration statement supersedes any previously filed information that is incorporated by reference into this registration statement. We incorporate by reference into this registration statement the following:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-05146-01) filed with the Commission on February 21, 2023; and

(b) The description of the registrant’s common shares, par value 0.20 euro per share, set forth in its Form 6-K (File No. 001-05146-01, Film No. 19634210) filed with the Commission on February 26, 2019, as updated by the description of the registrant’s common shares, par value 0.20 euro per share, set forth in Exhibit 2 of its Form 20-F (File No. 001-05146-01) filed with the Commission on February 25, 2020.

In addition, to the extent designated therein, certain reports on Form 6-K and all documents filed by Koninklijke Philips N.V. under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be part of this registration statement from the date of filing of such reports.

Item 2.	Description of Securities

Not applicable.

Item 3.	Interests of Named Experts and Counsel

Not applicable.

Item 4.	Indemnification of Directors and Officers

The articles of association of Koninklijke Philips N.V. provide that, unless the law requires otherwise, the members of the board of management and of the supervisory board shall be reimbursed by Koninklijke Philips N.V. for various costs and expenses, including the reasonable costs of defending claims. Under certain circumstances, described in the articles of association of Koninklijke Philips N.V., such as if an act or failure to act by a member of the board of management or the supervisory board can be characterized as intentional (‘opzettelijk’), intentionally reckless (‘bewust roekeloos’) or seriously culpable (‘ernstig verwijtbaar’), there will be no entitlement to this reimbursement unless the law or the principles of reasonableness and fairness require otherwise.

Members of the board of management, the supervisory board and certain officers of Koninklijke Philips N.V. are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 5.	Exemption from Registration Claimed

Not applicable.

Item 6.	Exhibits

Exhibit No.	Description

4.1	Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V. (incoporated herein by reference to Exhibit 4.3 to Royal Philips’ Post-Effective Amendment No. 2 to its registration statement on Form S-8 (File No. 333-186849), filed with the commission on February 23, 2021).

4.2	Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke Philips N.V. (incorporated herein by reference to Exhibit 4(d) to Royal Philips’ Annual Report on Form 20-F (File No. 001-05146-01), filed with the commission on February 23, 2021).

4.3	Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (incoporated herein by reference to Exhibit 4.5 to Royal Philips’ Post-Effective Amendment No. 2 to its registration statement on Form S-8 (File No. 333-186849), filed with the commission on February 23, 2021)

4.4	Global Philips Restricted Share Rights Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V (incorporated herein by reference to Exhibit 4.6 to Royal Philips’ Post-Effective Amendment No. 1 to its registration statement on Form S-8 (File No. 333-186849), filed with the commission on February 27, 2019).

4.5	Global Philips Restricted Share Rights Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (incorporated herein by reference to Exhibit 4.7 to Royal Philips’ Post-Effective Amendment No. 1 to its registration statement on Form S-8 (File No. 333-186849), filed with the commission on February 27, 2019).

4.6	Amended and Restated Philips North America Nonqualified Stock Purchase Plan.

4.7	Global Philips Stock Option Plan for eligible (non-)executives.

23.1	Consent of Ernst & Young Accountants LLP, an Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).

Item 7.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (a)(1)(i) and (ii) shall not apply;

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ROYAL PHILIPS

Pursuant to the requirements of the Securities Act, KONINKLIJKE PHILIPS N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment No. 3 to the Registration Statement on Form S-8 (333-186849) and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on February 21, 2023.

KONINKLIJKE PHILIPS N.V.

By: /s/ M.J. van Ginneken

Name: M.J. van Ginneken

Title: Chief ESG & Legal Officer and

Member of the Board of Management

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ling Liu and each director of Philips North America LLC, each acting individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on February 21, 2023.

Name	Title

/s/ R.W.O. Jakobs R.W.O. Jakobs	Chief Executive Officer and Chairman of the Board of Management

/s/ A. Bhattacharya A. Bhattacharya	Chief Financial Officer and Member of the Board of Management

/s/ M.J. van Ginneken M.J. van Ginneken	Chief ESG & Legal Officer and Member of the Board of Management

/s/ F. Sijbesma F. Sijbesma	Chairman of the Supervisory Board

/s/ S.K. Chua S.K. Chua	Member of the Supervisory Board

/s/ M.E. Doherty M.E. Doherty	Member of the Supervisory Board

/s/ A.M. Harrison A.M. Harrison	Member of the Supervisory Board

/s/ P. Löscher P. Löscher	Member of the Supervisory Board

/s/ I.K. Nooyi I.K. Nooyi	Member of the Supervisory Board

Name	Title

/s/ S.J. Poonen S.J. Poonen	Member of the Supervisory Board

/s/ D.E.I. Pyott D.E.I. Pyott	Member of the Supervisory Board

/s/ P.A.M. Stoffels P.A.M. Stoffels	Member of the Supervisory Board

/s/ H.W.P.M.A. Verhagen H.W.P.M.A. Verhagen	Member of the Supervisory Board

/s/ L. Liu L. Liu	Authorized Representative in the United States

SIGNATURE OF PHILIPS NORTH AMERICA NONQUALIFIED STOCK PURCHASE PLAN

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Andover, State of Massachusetts, on February 21, 2023.

PHILIPS NORTH AMERICA
NONQUALIFIED STOCK PURCHASE PLAN

By:	/s/ L. Liu
Name: L. Liu
Title: Chairwoman, Stock Purchase Plan Committee